Exhibit 99.1

Contact:     Joe Schierhorn, Chief Operating Officer
         (907) 261-3308
Latosha Frye, Chief Financial Officer
         (907) 261-8763

NEWS RELEASE

Northrim BanCorp Earns $4.4 Million, or $0.63 Per Diluted Share, in Q214

ANCHORAGE, Alaska - July 22, 2014 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported net profits of $4.4 million, or $0.63 per diluted share, for the second quarter of 2014, up 64% from the first quarter of 2014 and up 25% from the year ago quarter, reflecting a negative loan loss provision of $1.1 million as a result of net recoveries of previously charged off loans and contributions from the acquisition of Alaska Pacific Bancshares, Inc. ("Alaska Pacific") at the beginning of the second quarter. For the first half of 2014, net profits increased 14% to $7.0 million, or $1.04 per diluted share, compared to $6.2 million, or $0.94 per diluted share in the first six months of 2013.

“The acquisition of Alaska Pacific Bancshares provided contributions to revenues and earnings this quarter, particularly through net interest margin expansion and the growth in our loan portfolio,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp. “We now have 15 branch locations serving 75% of Alaska’s population throughout Anchorage, the Matanuska Valley, Juneau, Fairbanks, Sitka and Ketchikan. The integration of this franchise into ours is going well, and we are pleased with the strong bonds we are forging with customers and employees in these new markets.”

Financial Highlights (at or for the periods ended June 30, 2014, compared to March 31, 2014, and June 30, 2013)

•
Diluted earnings per share improved to $0.63 in the second quarter of 2014, as compared to $0.40 per diluted share in the first quarter of 2014 and $0.53 per diluted share in the second quarter a year ago.

•
Total revenues, which include net interest income plus other operating income, were $17.5 million in the second quarter of 2014, a 25% increase from total revenues of $14.0 million for the first quarter ending March 31, 2014 and a 20% increase from total revenues of $14.6 million in the second quarter a year ago.

•	Net interest income was $13.4 million in the second quarter of 2014, compared to $11.2 million in the first quarter ended March 31, 2014 and $10.9 million in the second quarter a year ago.

•
Other operating income, which includes revenues from Residential Mortgage, LLC, our mortgage affiliate, and other financial services affiliates, service charges, and electronic banking, were 23.4% of total revenues in the second quarter of 2014, as compared to 19.6% for the quarter ended March 31, 2014 and 25.3% in the second quarter a year ago.

•
Northrim paid a quarterly cash dividend of $0.17 per share in June of 2014, up 13% from the $0.15 per share dividend paid a year ago. The dividend provides a yield of approximately 2.7% at current market share prices.

•	Tangible book value[1] grew 7.3% to $21.73 per share at June 30, 2014, compared to $20.26 per share a year ago and grew 2.9% compared to $21.11 at March 31, 2014.

•	Average portfolio loans increased 20% to $924.9 million for the second quarter of 2014 compared to the first quarter of 2014, reflecting the addition of the loans acquired from Alaska Pacific.

1Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. See the last page of this release for a reconciliation to shareholders’ equity.

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

•
Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at June 30, 2014, of 14.26%, compared to 15.75% at March 31, 2014 and 15.65% a year ago. The decrease in Tier 1 Capital to Risk Adjusted Assets at June 30, 2014 is a result of the acquisition of $167.2 million in assets from Alaska Pacific. Northrim paid $6.4 million in cash and issued 290,212 shares of common stock with a value of $7.4 million on April 1, 2014 for the purchase of Alaska Pacific.

•	Tangible common equity to tangible assets[2] was 11.02% at June 30, 2014, compared to 11.54% at March 31, 2014, and 11.41% a year ago.

Alaska Economic Update

“All sectors of the Alaska economy remain stable with only moderate reductions in the government sector,” said Joseph Beedle, Northrim Bank’s President.   "Fisheries, tourism, transportation, health services, construction, and the ever important resource extraction industries continue to produce moderate growth.  However, the recent upswing in the oil industry is considered sustainable only if voters do not repeal the favorable 2013 oil tax legislation, which is scheduled for a statewide referendum vote on August 19, 2014.  As relayed in April, we believe the 2013 oil tax legislation is vitally important to the economy of Alaska."

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab. Information from our website is not incorporated into, and does not form a part of, this press release.

Review of Operations:

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, were $17.5 million in the second quarter of 2014, up 25.4% from $14.0 million in the first quarter of 2014 and up 19.7% from $14.6 million in the second quarter of 2013. Total revenues increased 11.1% in the first six months of 2014 to $31.5 million from $28.3 million in the first six months of 2013, reflecting the addition of the Alaska Pacific franchise.

"In the second quarter of 2014, net interest income increased 19% to $13.4 million, compared to $11.2 million in the immediate prior quarter and was up 23% from $10.9 million in the second quarter of 2013. The addition of $138.4 million in loans from the Alaska Pacific acquisition, along with organic loan growth, generated an increase in net interest income this quarter,” said Joseph Beedle, Northrim Bank’s President.

“Our net interest margin improved in both the second quarter and first half of 2014 from the year ago periods,” said Joe Schierhorn, Chief Operating Officer. “With the acquisition of Alaska Pacific, our ratio of loans to deposits increased, growing to 82.0% at the end of the second quarter of 2014 from 76.5% in the preceding quarter and 74.9% a year ago. We are also continuing to deploy more of our lower yielding assets into more profitable loans, which is supporting our margin.” In the second quarter of 2014, Northrim’s net interest margin (NIM) was 4.43%, up from 4.28% in the preceding quarter and 4.34% in the second quarter a year ago. For the first six months of 2014, NIM was 4.36% compared to 4.33% for the first six months of 2013.

Provision for Loan Losses

“Due to the continuing strength in asset quality and large recoveries on previously charged off loans, we recorded a negative provision for loan losses in the second quarter of 2014,” said Latosha Frye, Chief Financial Officer. The negative loan loss provision was $1.1 million in the second quarter of 2014 of this year compared to no provision in

2Tangible common equity to tangible assets is a non-GAAP measure defined as total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. See the last page of this release for more information on this non-GAAP measure.

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

the second quarter of 2013. For the first six months of 2014, the negative loan loss provision totaled $1.1million, compared to a provision of $150,000 in the first six months of 2013.

Other Operating Income

Northrim has interests in a number of complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination and wealth management. In the second quarter of 2014, total other operating income increased 50% to $4.1 million from $2.7 million in the preceding quarter and grew 11% from $3.7 million in the second quarter of 2013. “Contributions from the acquisition of Alaska Pacific and gains on sale of securities contributed to growth in other operating income in the second quarter of 2014 as compared to the second quarter of 2013. These contributions coupled with a seasonal increase in production from our residential mortgage affiliate represent the primary reasons for the increase in other operating income as compared to the first quarter of 2014,” Frye continued.

In the first six months of 2014, other operating income was $6.8 million and equal to the year ago period levels. “For the first half of 2014, growth in employee benefit plan income generated from Enroll Alaska, a division of our affiliate, Northrim Benefits Group, LLC, and higher revenue in several categories as a result of the Alaska Pacific acquisition helped offset lower income from purchased receivables and a reduction in earnings from our mortgage affiliate as compared to the first six months of 2013,” said Frye.

Employee benefit plan income contributed $878,000 to second quarter 2014 revenues, compared to $876,000 in the preceding quarter and $632,000 in the second quarter of 2013, primarily due to revenue contributions from Enroll Alaska. For the first six months of 2014, employee benefit plan income increased 46% to $1.8 million from $1.2 million in the first six months of 2013. Approximately 60% of the increase in employee benefit plan income in the first half of 2014 resulted from an increase in revenues from Enroll Alaska. Northrim expects that Enroll Alaska revenues will increase only moderately through the end of 2014. The next open enrollment period for the Affordable Care Act commences on November 15, 2014.

In the second quarter of this year, service charges were $607,000, up from $476,000 in the preceding quarter and $539,000 in the second quarter a year ago. In the second quarter of 2014, electronic banking income contributed $604,000 to other operating income, an increase of 21% from the first quarter of 2014 and 13% from the second quarter of 2013. For the first six months of 2014, electronic banking income grew 6% to $1.1 million and service charges increased 2% to $1.1 million from the year ago period.

Purchased receivable income was $484,000 in the second quarter of 2014 as compared to $481,000 in the first quarter of 2014, and $768,000 in the second quarter a year ago, reflecting the 35% decline in balances from a year ago due to customers paying down their balances in the first quarter of 2014. For the first six months of 2014, purchased receivable income declined 34% to $965,000 from $1.5 million in the first six months of 2013. “While average purchased receivable balances have been lower in 2014, the balances have been growing since December 31, 2013, and we recognize it will take some time to rebuild this portfolio. In the meantime, we are pleased with the contribution this funding program provides to our income stream,” said Beedle.

Earnings from Residential Mortgage contributed $355,000 to second quarter 2014 revenues compared to a loss of $131,000 in the first quarter of 2014 and income of $538,000 in the second quarter of 2013. Residential Mortgage generated earnings of $224,000 in the first six months of 2014, compared to $780,000 in the first six months of 2013. “Demand for home mortgages is usually seasonal in Alaska, with volumes in the first quarter at the low point for the year. We are starting to see demand return to more normalized levels, but it is still well below the levels that we saw in the last few years as a result of higher refinance activity in the prior years,” said Schierhorn.

Gain on sale of securities contributed $349,000 to revenues in the second quarter of 2014, compared to $97,000 in the first quarter of 2014 and $100,000 in the second quarter a year ago. For the first six months of 2014, gain on sale of securities generated $446,000 in revenues compared to $318,000 in the first six months of 2013.

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

Other income totaled $829,000 for the second quarter of 2014, compared to $435,000 in the first quarter of 2014 and $589,000 in the second quarter of 2013. For the first six months of 2014, other income was $1.3 million compared to $968,000 in the first six months a year ago. The increase in other income in the second quarter of 2014 was primarily related to the acquisition of Alaska Pacific which added $132,000 in various servicing fee income and $158,000 in a one-time bargain purchase gain.

Other Operating Expenses

Overhead costs increased 16% to $12.0 million in the second quarter of 2014, as compared to $10.3 million in the first quarter of 2014, reflecting the acquisition of the Alaska Pacific operations and one-time merger costs. In the second quarter a year ago overhead costs were $9.4 million. For the first six months of 2014, other operating expenses increased 17% to $22.3 million from $19.1 million in the first six months of 2013. Second quarter 2014 compensation costs grew 16% to $6.8 million from $5.9 million in the first quarter of 2014, and increased 22% from the second quarter a year ago. “As we complete the integration of the Alaska Pacific operations into our systems in the third quarter of this year, we anticipate that on-going overhead costs related to the merger and the operation of our new branches in Southeast Alaska will decline. The majority of the one-time expenses associated with the merger are behind us now,” said Beedle.

Balance Sheet Review

Northrim’s assets increased 16% to $1.36 billion at June 30, 2014, compared to $1.16 billion a year ago and 13% from $1.20 billion at March 31, 2014, reflecting the $167.2 million in acquired assets from Alaska Pacific.

Investment securities totaled $213.6 million at June 30, 2014, compared to $236.2 million at March 31, 2014 and $227.5 million a year ago. At June 30, 2014, the investment portfolio was comprised of 62% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 20% corporate securities, 8% Alaskan municipality, utility, or state agency securities, 7% U.S. treasury securities, 2% stock in the Federal Home Loan Bank of Seattle, and 1% in mortgage backed securities. At June 30, 2014, the average estimated duration of the investment portfolio was 18 months. The investment portfolio generated an average net tax equivalent yield of 1.39% for the second quarter of 2014.

Portfolio loans grew 21% to $926.9 million at June 30, 2014, as compared to $763.1 million at March 31, 2014 and grew 28%, as compared to $718.2 million at June 30, 2013. On April 1, 2014, Northrim acquired $138.4 million in loans from Alaska Pacific. The following table provides details on the acquired loan portfolio after fair value adjustments as of June 30, 2014:

	30-Jun-14			30-Mar-14	30-Jun-13
	NRIM Legacy	AKPB Acquired	NRIM	NRIM	NRIM
Portfolio loans
Commercial loans	$302,824	$36,187	$339,011	$293,999	$299,033
Commercial real estate	375,084	60,152	435,236	374,443	335,061
Construction loans	83,491	6,588	90,079	64,023	52,695
Consumer loans	34,168	32,755	66,923	34,411	34,783
Unearned loan fees, net	(3,988)	(452)	(4,440)	(3,811)	(3,415)
Total portfolio loans	$791,579	$135,230	$926,809	$763,065	$718,157

“We generated organic loan growth during the second quarter of 2014 with additions in commercial loans and construction lending,” Schierhorn noted. Commercial loans increased 15% in the quarter ended June 30, 2014, and 13% year-over-year to $339.0 million and accounted for 37% of portfolio loans at June 30, 2014. Commercial real estate loans totaled $435.2 million and accounted for 47% of portfolio loans at June 30, 2014. Construction and

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

land development loans increased 41% in the quarter and 71% year-over-year to $90.1 million and accounted for 10% of portfolio loans at June 30, 2014. Consumer loans almost doubled to $66.9 million and accounted for 7% of portfolio loans at quarter end.

Loans held for sale were $14.2 million at the end of the second quarter of 2014, compared to $14.3 million at March 31, 2014 and $15.8 million a year ago. The average balance for the quarter for loans held for sale increased to $10.8 million at June 30, 2014, compared to $6.6 million at March 31, 2014 and fell from $16.9 million a year ago, primarily reflecting the volatility in the mortgage refinance market. Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

Northrim’s deposit base continues to be 100% Alaska based, and is primarily made up of low-cost transaction accounts. Balances in transaction accounts at June 30, 2014, represented 90.2% of total deposits compared to 90.5% a year ago. At June 30, 2014, total deposits were $1.13 billion, up 18% from $958.9 million a year ago and 13% compared to $997.8 million at March 31, 2014. On April 1, 2014, Northrim acquired $151.4 million in deposits from Alaska Pacific and recorded a $623,000 core deposit intangible as part of the purchase. The following table provides details on the deposits after fair value adjustments acquired from Alaska Pacific as of June 30, 2014:

	30-Jun-14			30-Mar-14	30-Jun-13
	NRIM Legacy	AKPB Acquired	NRIM	NRIM	NRIM
Demand deposits	$351,681	$37,047	$388,728	$355,043	$344,978
Interest-bearing demand	138,984	35,663	174,647	142,981	137,788
Savings deposits	96,553	23,565	120,118	99,034	93,714
Alaska CDs	115,081	—	115,081	112,531	105,568
Money market deposits	191,351	29,460	220,811	202,678	185,654
Time deposits	83,863	27,018	110,881	85,490	91,230
Total deposits	$977,513	$152,753	$1,130,266	$997,757	$958,932

At June 30, 2014, noninterest-bearing demand deposits accounted for 34% of total deposits, interest-bearing demand accounts were 15%, savings deposits were 11%, money market balances accounted for 20%, the Alaska CD accounted for 10%, and time certificates were 10% of total deposits.

Shareholders’ equity increased 8% to $156.9 million, or $22.97 per share, at June 30, 2014, compared to $140.1 million, or $21.50 per share, a year ago. At March 31, 2014, shareholders’ equity was $145.9 million, or $22.32 per share. Tangible book value per share was $21.73 at June 30, 2014, compared to $20.26 per share a year ago and $21.11 per share at March 31, 2014. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.26% at June 30, 2014.

Asset Quality

Nonaccrual loans increased to $3.1 million and non-performing assets ("NPAs") increased to $8.2 million primarily as a result of the acquisition of the Alaska Pacific loan portfolio, . In accordance with generally accepted accounting principles, the acquired loan portfolio was recorded at its estimated fair value as of April 1, 2014 and the total fair value adjustment was a net discount of $3.0 million. The ratio of NPAs to total assets was 0.61% at June 30, 2014, an increase from 0.37% three months earlier and down from 0.70% a year ago.

Nonperforming loans ("NPLs") were 0.33% of portfolio loans compared to 0.13% in the preceding quarter and 0.53% a year ago. NPLs were $3.1 million at June 30, 2014, as compared to $1.0 million at March 31, 2014 and $3.8 million a year ago. Other real estate owned (OREO) was $4.9 million at the end of the second quarter of 2014, compared to $3.4 million in the preceding quarter and $4.3 million at the end of the second quarter of 2013. Nonperforming purchased receivables were $243,000 at June 30, 2014 and zero at March 31, 2014 and June 30,

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

2013. As of June 30, 2014 12% of NPAs, or $968,000 were guaranteed by agencies of the United States government or the State of Alaska.

Loans measured for impairment totaled $12.0 million at June 30, 2014, compared to $6.0 million at March 31, 2014, and $11.2 million in the second quarter a year ago.

There were $1.5 million in restructured loans included in nonaccrual loans at the end of the second quarter of 2014, as compared to none at March 31, 2014, and $2.8 million at June 30, 2013. At June 30, 2014, Northrim held $7.2 million in performing restructured loans that were not included in nonaccrual loans, as compared to $4.8 million at March 31, 2014, and $6.2 million at June 30, 2013. “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Frye. “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans was 521% at June 30, 2014, compared to 1,605% three months earlier, and 431% a year ago. The allowance for loan losses was stable at $16.0 million at June 30, 2014, compared to $16.0 million at the end of the preceding quarter and $16.5 million a year ago.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 75% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com
Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; our ability to implement our marketing and growth strategies; our expected cost savings, synergies, and other financial benefits from the recently completed merger of Northrim with Alaska Pacific might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	June 30,	March 31,	Three Month	June 30,	One Year
	2014	2014	% Change	2013	% Change
Interest Income:
Interest and fees on loans	$13,082	$10,871	20%	$10,734	22%
Interest on portfolio investments	772	753	3%	660	17%
Interest on deposits in banks	41	49	-16%	46	-11%
Total interest income	13,895	11,673	19%	11,440	21%
Interest Expense:
Interest expense on deposits	348	286	22%	310	12%
Interest expense on borrowings	136	154	-12%	201	-32%
Total interest expense	484	440	10%	511	-5%
Net interest income	13,411	11,233	19%	10,929	23%

Provision (benefit) for loan losses	(1,136)	—	NM	—	NM
Net interest income after provision (benefit) for loan losses	14,547	11,233	30%	10,929	33%

Other Operating Income:
Employee benefit plan income	878	876	—%	632	39%
Service charges on deposit accounts	607	476	28%	539	13%
Electronic banking income	604	500	21%	536	13%
Purchased receivable income	484	481	1%	768	-37%
Equity in earnings (loss) from RML	355	(131)	NM	538	-34%
Gain on sale of securities	349	97	260%	100	249%
Other income	829	435	91%	589	41%
Total other operating income	4,106	2,734	50%	3,702	11%

Other Operating Expense:
Salaries and other personnel expense	6,839	5,920	16%	5,586	22%
Occupancy expense	1,112	877	27%	858	30%
Professional and outside services	410	724	-43%	309	33%
Marketing expense	394	614	-36%	445	-11%
Equipment expense	359	298	20%	301	19%
Insurance expense	284	185	54%	261	9%
Reserve for (recovery from) purchased receivables	243	(37)	NM	(115)	NM
Intangible asset amortization expense	81	52	56%	59	37%
OREO (income) expense, net rental income and gains on sale	(9)	(238)	96%	12	NM
Other operating expense	2,237	1,914	17%	1,675	34%
Total other operating expense	11,950	10,309	16%	9,391	27%

Income before provision for income taxes	6,703	3,658	83%	5,240	28%
Provision for income taxes	2,239	955	134%	1,635	37%
Net income	4,464	2,703	65%	3,605	24%
Less: Net income attributable to the noncontrolling interest	95	45	111%	109	-13%
Net income attributable to Northrim BanCorp	$4,369	$2,658	64%	$3,496	25%

Basic EPS	$0.64	$0.41	56%	$0.54	19%
Diluted EPS	$0.63	$0.40	58%	$0.53	19%
Average basic shares	6,829,897	6,537,652	4%	6,515,414	5%
Average diluted shares	6,919,568	6,629,330	4%	6,591,003	5%

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

Income Statement
(Dollars in thousands, except per share data)	Six months ended June 30,
(Unaudited)			One Year
	2014	2013	% Change
Interest Income:
Interest and fees on loans	$23,953	$21,076	14%
Interest on portfolio investments	1,525	1,348	13%
Interest on deposits in banks	90	108	-17%
Total interest income	25,568	22,532	13%
Interest Expense:
Interest expense on deposits	634	648	-2%
Interest expense on borrowings	290	393	-26%
Total interest expense	924	1,041	-11%
Net interest income	24,644	21,491	15%

Provision (benefit) for loan losses	(1,136)	150	NM
Net interest income after provision (benefit) for loan losses	25,780	21,341	21%

Other Operating Income:
Employee benefit plan income	1,754	1,201	46%
Electronic banking income	1,104	1,040	6%
Service charges on deposit accounts	1,083	1,064	2%
Purchased receivable income	965	1,470	-34%
Gain on sale of securities	446	318	40%
Equity in earnings from RML	224	780	-71%
Other income	1,264	968	31%
Total other operating income	6,840	6,841	—%

Other Operating Expense:
Salaries and other personnel expense	12,759	11,321	13%
Occupancy expense	1,989	1,746	14%
Professional and outside services	1,134	658	72%
Marketing expense	1,008	892	13%
Equipment expense	657	579	13%
Insurance expense	469	405	16%
Reserve for (recovery from) purchased receivables	206	(31)	NM
Intangible asset amortization expense	133	117	14%
OREO (income) expense, net rental income and gains on sale	(247)	6	NM
Other operating expense	4,152	3,395	22%
Total other operating expense	22,260	19,088	17%

Income before provision for income taxes	10,360	9,094	14%
Provision for income taxes	3,194	2,725	17%
Net income	7,166	6,369	13%
Less: Net income attributable to the noncontrolling interest	139	199	-30%
Net income attributable to Northrim BanCorp	$7,027	$6,170	14%

Basic EPS	$1.05	$0.95	11%
Diluted EPS	$1.04	$0.94	11%
Average basic shares	6,683,897	6,513,935	3%
Average diluted shares	6,774,434	6,590,899	3%

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	Three Month	June 30,	One Year
	2014	2014	% Change	2013	% Change

Assets:
Cash and due from banks	$36,318	$33,116	10%	$29,216	24%
Interest bearing deposits in other banks	61,565	75,725	-19%	78,269	-21%
Portfolio investments	213,578	236,242	-10%	227,503	-6%

Loans:
Loans held for sale	14,189	14,328	-1%	15,811	-10%
Portfolio loans
Commercial loans	339,011	293,999	15%	299,033	13%
Commercial real estate	435,236	374,443	16%	335,061	30%
Construction loans	90,079	64,023	41%	52,695	71%
Consumer loans	66,923	34,411	94%	34,783	92%
Unearned loan fees, net	(4,440)	(3,811)	-17%	(3,415)	-30%
Total portfolio loans	926,809	763,065	21%	718,157	29%
Total loans	940,998	777,393	21%	733,968	28%
Allowance for loan losses	(16,032)	(16,032)	—%	(16,528)	-3%
Net loans	924,966	761,361	21%	717,440	29%
Purchased receivables, net	17,380	9,900	76%	26,546	-35%
Other real estate owned, net	4,897	3,443	42%	4,293	14%
Premises and equipment, net	32,370	27,794	16%	28,200	15%
Goodwill and intangible assets	8,430	7,889	7%	8,053	5%
Other assets	56,188	48,104	17%	45,330	24%
Total assets	$1,355,692	$1,203,574	13%	$1,164,850	16%

Liabilities:
Demand deposits	$388,728	$355,043	9%	$344,978	13%
Interest-bearing demand	174,647	142,981	22%	137,788	27%
Savings deposits	120,118	99,034	21%	93,714	28%
Alaska CDs	115,081	112,531	2%	105,568	9%
Money market deposits	220,811	202,678	9%	185,654	19%
Time deposits	110,881	85,490	30%	91,230	22%
Total deposits	1,130,266	997,757	13%	958,932	18%
Securities sold under repurchase agreements	19,776	19,886	-1%	20,321	-3%
Other borrowings	2,186	2,197	-1%	6,629	-67%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	28,008	19,246	46%	20,356	38%
Total liabilities	1,198,794	1,057,644	13%	1,024,796	17%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	156,771	145,793	8%	139,979	12%
Noncontrolling interest	127	137	-7%	75	69%
Total shareholders' equity	156,898	145,930	8%	140,054	12%
Total liabilities and shareholders' equity	$1,355,692	$1,203,574	13%	$1,164,850	16%

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2014	2014	2013
Asset Quality:
Nonaccrual loans	$3,080	$999	$3,833
Loans 90 days past due	—	—	—
Total nonperforming loans	3,080	999	3,833
Other real estate owned	4,897	3,443	4,293
Nonperforming purchased receivables	243	—	—
Total nonperforming assets	$8,220	$4,442	$8,126
Government guarantees on nonperforming assets[1]	$968	$—	$—
Performing restructured loans	$7,214	$4,778	$6,244
Nonperforming loans / portfolio loans	0.33%	0.13%	0.53%
Nonperforming assets / total assets	0.61%	0.37%	0.70%
Allowance for loan losses / portfolio loans	1.73%	2.10%	2.30%
Allowance for loan losses / nonperforming loans	521%	1,605%	431%
Gross loan charge-offs for the quarter	$63	$329	$355
Gross loan (recoveries) for the quarter	($1,199)	($79)	($242)
Net loan charge-offs (recoveries) for the quarter	($1,136)	$250	$113
Net loan charge-offs (recoveries) year-to-date	($886)	$250	$31
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.12)%	0.03%	0.02%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.21)%	0.13%	0.01%

Capital Data (At quarter end):
Book value per share	$22.97	$22.32	$21.50
Tangible book value per share[2]	$21.73	$21.11	$20.26
Tangible Common Equity/Tangible Assets[3]	11.02%	11.54%	11.41%
Tier 1 Capital / Risk Adjusted Assets	14.26%	15.75%	15.65%
Total Capital / Risk Adjusted Assets	15.51%	17.01%	16.91%
Tier 1 Capital / Average Assets	12.55%	13.42%	13.28%
Shares outstanding	6,830,913	6,537,652	6,515,414
Unrealized gain on AFS securities, net of income taxes	$852	$668	$639

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[4]	4.43%	4.28%	4.34%
Efficiency ratio[5]	67.76%	73.44%	63.78%
Return on average assets	1.30%	0.91%	1.22%
Return on average equity	11.21%	7.38%	10.03%

Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)[4]	4.36%	4.28%	4.33%
Efficiency ratio[5]	70.28%	73.44%	66.96%
Return on average assets	1.12%	0.91%	1.10%
Return on average equity	9.37%	7.38%	8.96%

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

Average Balances
(Dollars in thousands)
(Unaudited)
	June 30,	March 31,	Three Month	June 30,	One Year
	2014	2,014	% Change	2013	% Change

Average Quarter Balances
Loans held for sale	$10,827	$6,604	64%	$16,866	-36%
Portfolio loans	924,881	770,278	20%	728,491	27%
Total loans	935,708	776,882	20%	745,357	26%

Total earning assets	1,227,270	1,078,325	14%	1,022,899	20%
Total assets	1,343,720	1,179,885	14%	1,145,920	17%

Noninterest-bearing deposits	371,979	336,234	11%	333,598	12%
Interest-bearing deposits	748,537	635,261	18%	610,784	23%
Total deposits	1,120,516	971,495	15%	944,382	19%

Shareholders' equity	156,279	146,146	7%	139,743	12%

Average Year-to-date Balances
Loans held for sale	$8,727	$6,604	32%	$11,787	-26%
Portfolio loans	848,007	770,278	10%	719,369	18%
Total loans	856,734	776,882	10%	731,156	17%

Total earning assets	1,153,209	1,078,325	7%	1,013,902	14%
Total assets	1,262,255	1,179,885	7%	1,130,235	12%

Noninterest-bearing deposits	354,205	336,234	5%	327,028	8%
Interest-bearing deposits	692,212	635,261	9%	607,050	14%
Total deposits	1,046,417	971,495	8%	934,078	12%

Shareholders' equity	151,240	146,146	3%	138,823	9%

Northrim Reports Second Quarter Profits of $4.4 Million
July 22, 2014

[1]Represents the portion of nonperforming assets that are guaranteed by governmental agencies including the Small
Business Administration, the United States Department of Agriculture, the Bureau of Indian Affairs, and the Alaska
Industrial Development and Export Authority.

[2] Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.
	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	$156,898	$156,898
Less: goodwill and intangible assets	N/A	(8,430)
	$156,898	$148,468
Divided by shares outstanding	6,831	6,831
	$22.97	$21.73

[3] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 11.57% at June 30, 2014 as compared to 12.12% at March 31, 2014 and
12.02% at June 30, 2013.

[4] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of
41.11% in both 2014 and 2013.

[5] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

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Note Transmitted on GlobeNewswire on July 22, 2014, at 12:00 pm Alaska Standard Time.